Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

First Interstate BancSystem, Inc.

Billings, Montana

We hereby consent to the incorporation by reference in the joint proxy statement/prospectus constituting a part of this Registration Statement of First Interstate BancSystem, Inc. of our reports dated March 4, 2016, relating to the consolidated financial statements of Cascade Bancorp and the effectiveness of Cascade Bancorp’s internal control over financial reporting, appearing in Cascade Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BDO USA, LLP

Spokane, Washington

January 26, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.